EXHIBIT
                               3.9
                    CERTIFICATE OF AMENDMENT

                               OF

              RESTATED CERTIFICATE OF INCORPORATION

                               OF

                      STAFF BUILDERS, INC.


     The undersigned, being the President and the Secretary, respectively, of Staff Builders, Inc., hereby certify that:

     1.   The name of the Corporation (hereinafter called
"Corporation") is Staff Builders, Inc.

     2.   The first sentence of Article FOURTH of the Restated
Certificate of Incorporation of the Corporation is hereby amended to read as follows:

          FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is 51,564,936, consisting of 50,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 1,554,936 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock", and collectively with Class A Common Stock, "Common Stock"), and 10,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of
Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this document and affirm that the facts contained therein are true under penalties of perjury.

Dated: December 18, 1995



                                            /s/Stephen Savitsky
                                        Stephen Savitsky, President


Attest:

  /s/David Savitsky, Sec.
David Savitsky, Secretary